EXHIBIT 10.10

ADVISING AGREEMENT

This document certifies the mutual agreement, entered into by:

•	GESTORA DEL PACIFICO SAC, identified by Tax ID Number (RUC) 20600686756, with principal place of business at Av. El Derby 250, Urbanización El Derby de Monterrico, District of Santiago de Surco, Province and Department of Lima, acting by and through Mr. Piero Martin Dyer Coriat, identified by National Identity Card (DNI) 40685471, and Mr. Samuel Barnaby Dyer Coriat, identified by National Identity Card (DNI) 10223178, according to the powers of attorney registered in Electronic Registry N° 13486904 of the Registry of Companies of Lima, hereinafter referred to as (“GDP”).

AND

•	CAMPOSOL S.A., holder of Tax ID Number (RUC) 20340584237, with principal place of business at Av. El Derby 250, Piso 4, Urbanización El Derby de Monterrico, District of Santiago de Surco, Province and Department of Lima, acting by and through Ms. Maria Cristina Couturier Llerena, identified by National Identity Card (DNI) 10544281, according to the power of attorney registered in Electronic Registry 11009728 of the Registry of Companies of Lima and for Lima and El Callao, hereinafter referred to as the “COMPANY”.

According to the following terms and conditions:

ONE: BACKGROUND

1.1	The Company is incorporated under the laws of Peru, whose corporate purpose is the production, commercialization and exportation of agricultural products.

1.2	GDP is a corporation dedicated to providing general consultancy services, specializing in the following areas: management, accounting, legal, administration, entrepreneurial advising, and human resources; while also offering consulting on any function or logistic service in general.

1.3	On February 2, 2012, the Company, in its capacity as issuer, authorized an Indenture of Unsecured Notes due 2017 for an amount of up to $125,000,000.00 (One Hundred Twenty Five Million United States Dollars). Later, on April 30, 2014, the Company authorized a reopening of the Indenture of Unsecured Notes due 2017 for an amount of up to $125,000,000.00 (One Hundred Twenty Five Million United States Dollars) for an amount of $75,000,000.00 (Seventy Five Million United States Dollars).

TWO: PURPOSE

The purpose of this contract is for the Company and GDP to agree on the provision of advisory services by GDP to the Company during the refinancing process of the Company’s Indenture of Unsecured Notes due 2017, for an amount of up to $200,000,000.00 (Two Hundred Million United States Dollars).

These services will be provided as of January 2016 and will continue until either (i) the closing of the refinancing of the Indenture of Unsecured Notes due 2017, or (ii) June of 2016.

THREE: DESCRIPTION OF THE SERVICE

The financial consulting offered by GDP will consist of the following services:

3.1	3.1 Coordination and supervision of the overall general plan for the potential transaction (Gantt, weekly calls, etc.).

3.2	“Due Diligence”

3.2.1	Revision and supervision of the information to be included in the Company’s Virtual Data Room, with the input of the Company’s lawyers and/or bankers.

3.2.2	Coordination and supervision of in-person Due Diligence including materials for presentation and distribution.

3.2.3	Drafting and maintenance of the Due Diligence questionnaire.

3.2.4	Compilation and organization of all information required to conduct business and legal due diligence.

3.3	Investor Relations

Address investor queries in coordination with (i) the members of management responsible for financial and administrative aspects of the Company, and (ii) the Company’s lawyers and/or bankers.

3.4	Credit Rating

3.4.1	Review the Company’s financial model.

3.4.2	Coordinate the meetings and calls with the credit rating agencies (Fitch, Moody’s, and S&P).

3.4.3	Address the credit rating agencies queries’ (Fitch, Moody’s, and S&P).

3.5	2015 Audited Financial Statements

Support throughout the overall audit process of the 2015 financial statements of Camposol Holding Ltd. and its subsidiaries (IAS 41, Impairment Test, and the appraisal process of the productive units for the collateral package).

3.6	Transaction Documents

Coordination and supervision, on behalf of the Company, of all transaction documents (Prospectus, circle-up, Comfort Letter, legal opinions, the Company’s announcements regarding the transaction, etc.).

3.7	Procuring the availability of the majority shareholder and the financial team for specific consultations that may arise during the transaction.

FOUR: FEE

GDP will charge a success fee of $475,000.00 (Four Hundred Seventy Five Thousand United States Dollars) if GDP achieves a refinancing of at least 70% of the Company’s Indenture of Unsecured Notes due 2017. If GDP does not achieve the refinancing of at least 70% of said Notes, GDP will charge a monthly fee of $80,000.00 (Eighty Thousand United States Dollars) for its consulting services during the refinancing process.

FIVE: METHOD OF PAYMENT

The Company will pay the full amount of the fees under this contract within a term that will not exceed 60 days from either (i) the refinancing of at least 70% of the Company’s Indenture of Unsecured Notes due 2017 is completed, or (ii) June 2016, if GDP is not able to refinance at least 70% of said Notes.

Payment must be made in United States Dollars, an agreement contrary to what is provided for in Article 1237 of the Peruvian Civil Code.

SIX: COSTS AND EXPENSES

All related costs and expenses, including all related taxes arising from the signing, formalizing, and execution of this contract will be assumed by the Company.

SEVEN: AUTONOMY IN THE PROVISION OF SERVICE

Both parties expressly agree that, according to the civil nature of the present contract, no employment relationship is established between the Company and the technical personnel that GDP shall employ or designate to execute the services that are the object of this contract, or any other personnel that GDP may hire.

EIGHT: SOLUTION OF CONTROVERSIES

The parties, in the event of a controversy, claim, conflict of interest, legal uncertainty or request for payment that may arise in relation to the drafting, interpretation and/or execution of this contract, agree to resolve their disputes amicably and directly.

Notwithstanding the above, the parties agree that all controversies that derive from or are related to this agreement, including those related to this agreement’s existence, validity, or termination, shall be submitted to the authority of the judges and tribunals of the Judicial District of Lima, and the parties explicitly reject the authority of any other courts or tribunals that would, given the parties’ domiciles or for any other reason, otherwise have jurisdiction over the parties and/or claims.

NINE: TERMINATION

The parties agree that the present contract may be resolved by mutual agreement, through the signing of the relevant document of Mutual Dissent, which will not generate the right to any payment of a penalty between the parties.

Likewise, either party may terminate the contract if the other party fails to comply with its obligations, in which case, the injured party may initiate the relevant legal action for noncompliance of the obligations that caused the termination of the contract.

TEN: DOMICILE

All communications or notifications, whether in court or out-of-court, related, directly or indirectly, to the present contract and any future addendums or modifications, must be reported to the other party at the party’s domicile listed with the Peruvian tax authority (SUNAT), immediately upon making the communication or notification.

ELEVEN: APPLICABLE LAW

The current agreement is governed by the laws of the Republic of Peru. In this sense, for those situations not explicitly covered under this contract, both parties agree to submit to the established laws of the Peruvian Civil Code.

This agreement shall be executed in two copies, one of which will be given to the Company, as receiver of services, the other to GDP as service provider, in Lima, on January 15, 2016.

GESTORA DEL PACIFICO SAC

/s/ Piero Martin Dyer Coriat	/s/ Samuel Barnaby Dyer Coriat
Piero Martin Dyer Coriat	Samuel Barnaby Dyer Coriat

CAMPOSOL SA

/s/ Marisa Cristina Couturier Llerena
Marisa Cristina Couturier Llerena